Exhibit 99.1

CO2 Energy Transition Corp. Announces Shareholder Approval of SPAC Extension and Deadline for Acceptance of Redemption Reversals

Houston, TX, July 21, 2026 (GLOBE NEWSWIRE) -- CO2 Energy Transition Corp. (Nasdaq: NOEM) today announced that shareholders have approved all of the proposals that were considered at the shareholder meeting that took place today including a proposal to extend the deadline by which the SPAC must complete its initial business combination. This will allow the opportunity for the Company to negotiate and enter into definitive agreements for the proposed business combination with the critical mineral target company that was announced on July 17, 2026.

The Company will be accepting redemption reversal requests through Noon ET on July 22, 2026.

Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could cause such differences include, but are not limited to, the ability to negotiate and execute definitive agreements, results of due diligence, regulatory approvals, market conditions, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements.

About CO2 Energy Transition Corp. CO2 Energy Transition Corp. (Nasdaq: NOEM) is a blank check company, commonly referred to as a special purpose acquisition company or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue a business combination target in any industry or geographic region, it is focused on opportunities in the energy transition sector, including critical minerals, sustainable power generation, and related infrastructure.

Contact Information:

CO2 Energy Transition Corp.
Charles Fox
Chairman
chuckf@co2et.com
281-402-1888